EXECUTIVE COPY

ASSET PURCHASE AGREEMENT

by and between

VA SOFTWARE CORPORATION,
a Delaware corporation,

and

COLLABNET, INC.,
a Delaware corporation

____________________________

Dated as of April 24, 2007
____________________________

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of April 24, 2007, by and between VA Software Corporation, a Delaware corporation (the "Seller"), and CollabNet, Inc., a Delaware corporation (the "Purchaser"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the Seller, through its enterprise software division, is engaged in the business of developing, licensing, supporting and maintaining the SFEE Software (the "Business"); and

WHEREAS, upon and subject to the terms and conditions set forth herein, the Seller proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Seller, substantially all of the assets used or held for use by the Seller in the conduct of the Business and all of the assets needed to conduct the Business after the Closing, and the Purchaser proposes to assume certain of the liabilities and obligations of the Seller related to the Business.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each party hereby agrees as follows:

Agreement

1.  SALE OF TRANSFERRED ASSETS; RELATED TRANSACTIONS.

1.1  Sale of Transferred Assets; Excluded Assets. The Seller shall sell, assign, transfer, convey and deliver to the Purchaser at the Closing (as defined in Section 1.8), good and valid title to the Transferred Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, "Transferred Assets" means the following assets, provided, however, that the Transferred Assets shall not include any assets identified on Part 1.1 of the Disclosure Schedule ("Excluded Assets"):

(a)  all development, test/build, and personal computer and storage devices and other associated electronic equipment identified in Part 2.8 of the Disclosure Schedule;

(b)  all marketing contact and lead databases data possessed by the Seller that primarily relates to the Business;

(c)  all Intellectual Property and Intellectual Property Rights identified in Part 1.1(c) of the Disclosure Schedule, all Intellectual Property Rights in the Intellectual Property identified in Part 1.1(c) of the Disclosure Schedule, and all goodwill of the Seller related to any of the foregoing;

(d)  all rights of the Seller under those Seller Contracts and Seller IP Contracts identified in Part 1.1(d) of the Disclosure Schedule;

(e)  all rights of the Seller under the Third Party Software licenses identified in Part 1.1(e) of the Disclosure Schedule;

(f)  all rights of the Seller in those Seller Contracts for marketing, PR relationships, tradeshow space and booths, analyst relationships and other fully or partially paid for marketing activities that primarily relate to the Business identified in Part 1.1(f) of the Disclosure Schedule;

(g)  all historical support and other related CRM data exclusively pertaining to the Business identified in Part 1.1(g) of the Disclosure Schedule;

(h)  all Governmental Authorizations identified in Part 2.11(b) of the Disclosure Schedule;

(i)  all claims (including claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights and claims for breach or other violation of any Seller Contract) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller) to the extent that they pertain to the Business, and all rights of indemnity, warranty rights, rights of contribution, deposits, prepayments, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable) to the extent that they relate to the Business; however, notwithstanding the foregoing, the Seller retains its rights to such claims and causes of action described above that (a) arise prior to Closing and affect the Seller’s business and (ii) arise post-Closing (solely to the extent they are required to protect any of the Seller’s rights in its ongoing business operations);

(j)  all proceeds under any insurance policies (other than any director and officer policies) payable with respect to Claims arising out of, or in connection with, the Transferred Assets or the Assumed Liabilities (as defined in Section 1.5(a)), to the extent such Claims pertain to matters which arose prior to the Closing;

(k)  all books, records, files and data of the Seller that exclusively pertain to the Business, including any files relating to the Transitioning Employees; and

(l)  all goodwill of the Business.

1.2  Agreements Relating to Transfer of Transferred Assets. The Seller and the Purchaser agree that all of the Transferred Assets (including software and any related documentation) that can be transmitted to the Purchaser electronically will be so delivered to the Purchaser promptly following the Closing and will not be delivered to the Purchaser on any tangible medium.

1.3  Purchase Price.

(a)  As consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Purchaser:

(i)  at the Closing, the Purchaser shall pay or cause to be paid to the Seller $19,404 in cash by check or wire transfer of immediately available funds to an account provided to the Purchaser by the Seller, which amount constitutes (i) the remaining balance of $59,404 owed by Seller on the license agreement with Stellent, Inc., less (ii) the $40,000 payable by Purchaser to Seller pursuant to Section 7.8 hereof;

(ii)  the Purchaser shall issue and deliver to the Seller on the Closing date 11,733,777 shares of Purchaser’s Series C-1 Preferred Stock (the “Stock Consideration”), provided, that 2,933,444 of such shares (such portion of the Stock Consideration being the “Escrowed Shares”) shall be deposited with U.S. Bank, N.A. (the “Escrow Agent”) and held in escrow until April 24, 2008 to be released to the Seller in accordance with Article 6 hereto; and

(iii)  at the Closing, the Purchaser shall assume the Assumed Liabilities (as defined in Section 1.5(a)).

1.4  Media Access Payment. For Media Access Services as set forth in Exhibit B hereto, Purchaser shall pay a total of $2,000,000, payable as to (i) $500,000 on June 30, 2007, and (ii) the remaining $1,500,000 paid in seven (7) equal successive quarterly installments beginning September 30, 2007; provided, however, that Seller may invoice against such payment schedule on a monthly basis.

1.5  Assumption of Liabilities.

(a)  For purposes of this Agreement, "Assumed Liabilities" shall mean only the following liabilities of the Seller:

(i)  all customer service, support, maintenance and warranty obligations of the Seller under each of the Contracts identified on Part 1.1(d) of the Disclosure Schedule for the period commencing on the Closing Date (as further set forth in Section 3.1 of the Transition Services Agreement attached hereto as Exhibit C (the "Transition Services Agreement"), until such time as such a Contract is subject to a valid consent to assignment to Purchaser, in which case all obligations of the Seller under such Contract shall constitute “Assumed Liabilities” hereunder without further action; for the purpose of clarification, such obligations shall not include those obligations of Seller under such Contracts for the period prior to the Closing Date;

(ii)  the obligations or liabilities of the Seller as of the Closing Date for accrued paid time off of the Transitioning Employees who elect to have such amounts transition to the Purchaser, in amounts (with respect to each Transitioning Employee) not to exceed the amounts set forth in Part 1.5(a) of the Disclosure Schedule; provided, further, that such amounts do not exceed the maximum amounts allowable under the current vacation policies of the Purchaser (it being understood that any accrued paid time off in excess of such maximums will be paid out by Seller upon such employee’s termination of employment with Seller); and

(iii)  subject to the limitations set forth above in subsection (a)(i), all obligations and liabilities of the Business arising after the Closing.

(b)  Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the "Assumed Liabilities" shall not include any liability not specifically assumed and the Purchaser shall not be required to assume or to perform or discharge:

(i)  any Liability of any other Person, except for the Liabilities of the Seller as specified in Section 1.5(a);

(ii)  any Liability of the Seller arising from or relating to the period prior to the Closing, including without limitation any Claim or Legal Proceeding against the Seller relating to Claims arising prior to the Closing;

(iii)  any Liability of Seller that does not pertain exclusively to the Business,

(iv)  any Liability of the Seller for the payment of any Tax, including Transfer Taxes allocated to the Seller as provided in Section 1.7);

(v)  any Liability of the Seller arising from or related to the pre-Closing employment of any Transitioning Employee (other than the Liabilities assumed pursuant to Section 1.5(a)(ii) (relating to accrued paid time off for certain Transitioning Employees);

(vi)  any Liability of the Seller arising from or related to the employment or termination of any Seller Employee who is not a Transitioning Employee; or

(vii)  Any Liability that is an obligation that may not be deductible under Section 280G of the Code or that could result in the imposition of additional Taxes under Section 409A of the Code.

1.6  Allocation. Within thirty (30) days following the Closing and subject to the reasonable approval of the Seller, the Purchaser shall prepare an allocation of the consideration referred to in Sections 1.3 and 1.4 among the Transferred Assets. The allocation referred to in the preceding sentence shall be made in accordance with: (a) the reasonable fair market values of the respective Transferred Assets and (b) the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations thereunder, and shall be binding, to the extent not in conflict with applicable Legal Requirements, upon the Purchaser and the Seller for all Tax purposes. The Purchaser and the Seller each further agrees to file, as applicable, its respective U.S. federal income tax returns and, to the extent not in conflict with applicable law, its respective other Tax Returns reflecting such allocation, Form 8594 and any other required reports by Section 1060 of the Code, in accordance with said allocation.

1.7  Transfer Taxes. All sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees ("Transfer Taxes") imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be borne 50% by the Purchaser and 50% by the Seller. The parties hereto shall cooperate, to the extent reasonably requested and permitted by applicable Legal Requirements, in minimizing any such Transfer Taxes, including but not limited to the transfer by remote electronic transmission of all Transferred Assets capable of being so transmitted in accordance with Section 1.2.

1.8  Closing. The execution, delivery and closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Perkins Coie LLP at 101 Jefferson Drive, Menlo Park, California 94025, at a time to be agreed upon by the Purchaser and the Seller on the date hereof. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." At the Closing, the Purchaser shall have delivered to the Seller those documents specified in Section 5.1 hereof, and the Seller shall have delivered to the Purchaser those documents specified in Section 5.2 hereof.

2.  REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Purchaser, subject to the exceptions set forth in the Disclosure Schedule, as follows:

2.1  Incorporation, Power and Authority.

(a)  The Seller has been duly incorporated, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation. The Seller has full power and authority: (i) to execute, deliver and perform this Agreement and the other Transactional Agreements; (ii) conduct the Business as of the date hereof in the manner in which it is currently being conducted; and (iii) to own and use the Transferred Assets in the manner in which such assets are currently owned and used.

(b)  The Seller is qualified, licensed or admitted to do business as a foreign corporation in the State of California and under the laws of all other jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect.

2.2  Records. The books of account and other records of the Business of the Seller, including the historical data contained in the SFEE Business Report, that have provided to Purchaser (the "Financial Records") are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices. The Financial Records fairly present the results of operations of the Business in all material respects over the periods reflected therein.

2.3  SEC Documents. With respect to the Annual Report on Form 10-K filed by the Seller on October 17, 2006 and the Quarterly Reports on Form 10-Q filed by the Seller on March 12, 2007 and December 11, 2006, including all financial statements or schedules included therein, in each case, only to the extent they primarily relate to "Software Revenue" as set forth on the Consolidated Statements of Operations and Other Comprehensive Income/(Loss) and the description of the Business disclosed therein (the "SEC Documents"), as of the time such SEC Document was filed with the SEC (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such filing): (a) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended; and (b) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.4  Financial Controls. The Seller maintains accurate books and records relating to the Business that reflect its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Business and to maintain accountability for the Business' consolidated assets; (iii) access to the Business' assets is permitted only in accordance with management's authorization; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.5  Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule and since January 31, 2007: (a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances that have occurred or arisen, could reasonably be expected to have or result in a Material Adverse Effect; (b) there has not been any material loss, damage or destruction to any of the assets of the Business (whether or not covered by insurance); (c)  the Seller has not made any capital expenditure primarily relating to the Business that exceeds $100,000; (d) the Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness relating to the Business; (e) other than the Transactions contemplated by this Agreement, the Seller has not entered into any material transaction outside the ordinary course of business or inconsistent with past practices with respect to the Business; (f) other than as contemplated by this Agreement, Seller has not sold or licensed any portion of the Business (including any tangible or intangible assets) other than in the ordinary course of business; (g) other than the Transactional Agreements, the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) primarily related to the Business and outside the ordinary course of business; (h) no party to any contract involving the Business has accelerated, terminated, modified, or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) involving more than $15,000; (i) Seller has not delayed or postponed the payment of accounts payable or other Liabilities pertaining to the Business; (j) other than as contemplated by this Agreement, Seller has not transferred, assigned or granted any license or sublicense with respect to Intellectual Property Rights pertaining to the Business, except in the ordinary course of business; (k) other than as contemplated by this Agreement, Seller has not granted any increase in the base compensation of any of the officers or managers of the Business who are Transitioning Employees or made any other material change in the terms of their employment, except in the ordinary course of business; (l) the Seller has not discharged a material Liability or Encumbrance pertaining to the Business outside of the ordinary course of business; (m) Seller has not paid any amount to any third party with respect to any Liability pertaining to the Business that would not constitute an Assumed Liability if in existence as of the Closing; and (n) the Seller has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(m)" of this sentence with respect to the Business.

2.6  Title to Assets. Other than with respect to Seller IP, which is addressed in Section 2.9, the Seller owns, and has good and valid title to the Transferred Assets. All of said assets are owned by the Seller free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable and (ii) Encumbrances described in Part 2.6 of the Disclosure Schedule, which Encumbrances will be released at the Closing.

2.7  Customers. The Seller has not received any written notice or other written communication indicating that any customer or development partner of the Business may cease dealing with the Seller or may otherwise reduce the volume of business transacted by such Person with the Business substantially below the level of business in the most recent 12-month period.

2.8  Equipment; Leasehold. Part 2.8 of the Disclosure Schedule accurately identifies all development, test/build, and personal computers and storage devices and other associated electronic equipment used exclusively in the conduct of the Business. Part 2.8 of the Disclosure Schedule also accurately identifies all leased tangible assets used exclusively in the conduct of the Business. Each asset identified or required to be identified in Part 2.8 of the Disclosure Schedule: (i) in good condition and repair (ordinary wear and tear excepted); (ii) is being operated and otherwise used in material compliance with, all applicable Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put. The Seller has the right under valid and existing leases or other agreements to occupy and use all leased real property which it uses in the conduct of the Business.

2.9  Intellectual Property.

(a)  Other than the Third Party Software licenses and Open Source Software licenses, to the Seller’s Knowledge, the Seller is not a party to any inbound third party license that is necessary to run the Business as currently conducted.

(b)  Part 2.9(b) of the Disclosure Schedule accurately identifies and describes each item of Registered IP in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(c)  The Seller exclusively owns all right, title and interest to and in the Seller IP and Seller Technology.

(d)  Seller either owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission all Intellectual Property used in or necessary for use in the Business as presently conducted and can either assign or license such rights to the Purchaser. Seller has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses that is primarily related to the Business. Without limiting the generality of the foregoing:

(i)  all documents and instruments necessary to establish, secure and perfect the rights of the Seller in the Seller IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)  each Person who is or was an employee or independent contractor of the Seller and who is or was involved in the creation or development of any Seller IP has signed an agreement containing an irrevocable assignment of Intellectual Property Rights to the Seller for which such Person is or was an employee or independent contractor;

(iii)  no funding, facilities or personnel of any Governmental Body or college, university or other education institution were used to develop or create, in whole or in part, any Seller Technology or any Seller IP;

(iv)  the Seller has taken all reasonable steps to maintain the confidentiality of all source code for SFEE Software and all other proprietary information held by the Seller, or purported to be held by the Seller, as a trade secret, which steps are no less rigorous than the steps used by Seller to maintain the confidentiality of its other most important source code and other proprietary information, and Part 2.9(d)(iv) of the Disclosure Schedule describes the protection procedures followed and other measures taken by the Seller to maintain such confidentiality;

(v)  no Seller IP Contract limits or restricts the ability of the Seller to use, exploit, assert or enforce any of its Intellectual Property Rights pertaining to the Business, including without limitation the Seller IP anywhere in the world, other than limits or restrictions arising from license grants under End User Licenses (with respect to each such licensee); and

(vi)  except as set forth in Part 2.9(d)(vi) of the Disclosure Schedule, the Seller is not under any obligation to pay any royalty or other compensation to any third Person under any Seller IP Contract pursuant to which the Seller has licensed any Intellectual Property Rights pertaining to the Business.

(e)  Except as set forth in Part 2.9(e) of the Disclosure Schedule, Seller has the right to convey, assign and/or license, as appropriate, the Intellectual Property Rights pertaining to the Business, including without limitation the Seller IP and Seller IP Contracts as contemplated by this Agreement and the Transactional Agreements.

(f)  To the Knowledge of the Seller, the Seller IP is valid, subsisting and enforceable. In each case,

(i)  each item of Seller IP that is Registered IP is in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each such item of Seller IP in full force and effect have been made by the applicable deadline;

(ii)  Part 2.9(f)(ii) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 90 days after the date of this Agreement in order to maintain each item of Seller IP that is Registered IP in full force and effect; and

(iii)  no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or to the Knowledge of the Seller is threatened in which the scope, validity or enforceability of any Seller IP is being, has been or could reasonably be expected to be contested or challenged.

(g)  Neither the execution, delivery or performance of this Agreement or any of the Transactional Agreements, nor the consummation of any of the transactions contemplated herein or therein will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Seller IP or Seller Technology; (ii) the release, disclosure or delivery of any source code within the SFEE Software by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Seller IP, Seller Technology; or (iv) to the Seller's Knowledge, a violation of any third party Intellectual Property Rights.

(h)  With respect to each item of Third Party Software identified in Part 1.1(e) of the Disclosure Schedule:

(i)  the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii)  the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable, and in full force and effect following the consummation of the transactions contemplated in the Transactional Agreements (including the assignments contained therein); and

(iii)  no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

(i)  To the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Seller IP.

(j)  To the Knowledge of Seller, the operation of the Business as currently conducted by Seller, including the design, development, use, import, branding, manufacture and sale of the SFEE Software as currently conducted by the Seller, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third Person. Seller has not received any charge, complaint, Claim, demand, or notice alleging any infringement, misappropriation or violation of Intellectual Property Rights of a third Person (including a Claim that Seller must license or refrain from using any Intellectual Property Rights pertaining to the Business).

(k)  None of the SFEE Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such SFEE Software. The Seller has provided to the Purchaser a complete and accurate list of all known bugs, defects and errors in each version and component of the SFEE Software.

(l)  None of the SFEE Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

(m)  The SFEE Software and other Intellectual Property included in the Transferred Assets does not constitute open source or freeware Intellectual Property, or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU General Public License or limited general public license, or pursuant to any license (other than licenses assigned to Purchaser and listed in Part 1.1(e) of the Disclosure Schedule) that purports to restrict a party's ability to charge for distribution or use of software or requires that derivative works of the software be made available to the public or otherwise used only pursuant to specified terms (collectively, "Open Source Software"), and no Open Source Software was used in, incorporated into, integrated or bundled with, the SFEE Software or any of the other Intellectual Property included in the Transferred Assets. The Open Source Software included in the Transferred Assets, as currently used and distributed in the conduct of the Business, does not, to the Seller's Knowledge, subject the proprietary software included in the Transferred Assets to any Open Source Software licenses.

(n)  Solely for the purpose of ensuring that the Purchaser may conduct the Business after the Closing as it is currently conducted, in the event and to the extent that the Seller either owns or licenses any Intellectual Property Rights in any of the Seller Technology after the Closing (collectively, the "Seller Retained IP"), Seller shall grant Purchaser a perpetual, nonrevocable, sublicensable, fully-paid up, royalty-free, limited license under the Seller Retained IP to make, use, sell, import, export, distribute, copy, perform, reproduce, make derivatives of the Seller Technology. Such license is transferable by the Purchaser only upon a change of control or sale of the assets related to the Business.

2.10  Contracts.

(a)  Parts 2.10(a)(i) through (xii) of the Disclosure Schedule identifies each Seller Contract that constitutes a "Material Contract" (other than End User Licenses). For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

(i)  any Seller Contract (A) that relates to the employment of, or the performance of Seller IP development services by any Seller Employee, (B) pursuant to which the Seller is or may become obligated to make any severance, termination or similar payment to any Seller Employee, or (C) pursuant to which the Seller is or may become obligated to make any bonus, commission or similar payment (other than payments constituting base salary) to any Seller Employee;

(ii)  any Seller IP Contract (including End User Licenses) for the acquisition, sale, transfer or development of any Intellectual Property or Intellectual Property Right, other than any agreements related to employment with the Seller described in Section 2.10(a)(i);

(iii)  any Seller Contract relating to the acquisition, sale, spinoff or outsourcing of any business unit or operation or any product line;

(iv)  any Seller Contract imposing any material restriction on the right or ability of the Seller (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business with any other Person;

(v)  any Seller Contract creating or involving any agency relationship (including sales representative agreements), distribution or reseller arrangement or franchise relationship;

(vi)  any Seller Contract imposing any Encumbrance with respect to any Transferred Asset;

(vii)  any Seller Contract creating any partnership or joint venture or any sharing of revenues, profits, losses or costs, other than any Seller Contracts relating to employment;

(viii)  to the extent it exclusively relates to the Business, any Seller Contract involving the lease of real or personal property;

(ix)  any Seller Contract (A)  containing "standstill" or similar provisions, or (B) providing any right of first negotiation, right of first refusal or similar right to any Person;

(x)  any Seller Contract with a term of more than 60 days and that may not be terminated by the Seller (without penalty) within 60 days after the delivery of a termination notice by the Seller (other than routine nondisclosure agreements entered into by the Seller in the ordinary course of business and other than End User Licenses);

(xi)  any Seller Contract under which the Transactions would give rise to or expand any rights in favor of, or any obligations on the part of, the Seller or any other Person;

(xii)  any Seller Contract that could reasonably be expected to have or result in a material adverse effect on (A) the assets, Intellectual Property, liabilities, results of operations or financial performance of the Business or (B) the ability of the Seller to perform any of its obligations under this Agreement or to consummate any of the Transactions.

The Seller has made available to Purchaser an accurate and materially complete copy of each Seller Contract that constitutes a Material Contract.

(b)  Other than those Contracts that have expired or been terminated as of the Closing Date, each Seller Contract that constitutes a Material Contract is valid and in full force and effect, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors' rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)  Except as set forth in Part 2.10(c) of the Disclosure Schedule: (i) the Seller is not in material violation, breach or default under any Material Contract, and, to the Knowledge of the Seller, no other party to any such Material Contract is in violation, breach or default under, any Material Contract; and (ii) to the Knowledge of the Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract, (E) result in the disclosure, release or delivery of any source code for any SFEE Software, or (F) give any Person the right to cancel, terminate or modify any Material Contract; and (iii) the Seller has not received any written notice regarding any violation or breach of, or default under, any Material Contract.

(d)  Except as set forth in Part 2.10(d) of the Disclosure Schedule, with respect to each of the Seller Contracts that is not being assigned to the Purchaser as of the Closing, such Seller Contract does not prohibit the subcontractor arrangement contemplated by Section 3.1 of the Transition Services Agreement), and such subcontractor arrangement does not result in a breach of such Seller Contract or give rise to a right for the other party to the Seller Contract to terminate such Seller Contract.

2.11  Compliance with Legal Requirements; Governmental Authorizations.

(a)  The Seller is in compliance in all material respects with all applicable Legal Requirements with respect to the Business. Except as set forth in Part 2.11(a) of the Disclosure Schedule, the Seller has not received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement with respect to the Business.

(b)  Part 2.11(b) of the Disclosure Schedule identifies each material Governmental Authorization held by the Seller related to the Business, and the Seller has made available to the Purchaser accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Part 2.11(b) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Seller to conduct the Business in the manner in which the Business is currently being conducted. Such Governmental Authorizations will be transferred to Purchaser upon completion of the transactions contemplated in the Transactional Documents, including the assignments contemplated therein. The Seller is in compliance in all material respects with the terms and requirements of the Governmental Authorizations identified in Part 2.11(b) of the Disclosure Schedule. The Seller has not received any notice or other communication (in writing or otherwise) from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of the Seller to conduct the Business as currently conducted.

(c)  The Seller is in compliance in all material respects with all Legal Requirements relating to the export, re-export, import and transfer of products, commodities, services and technology from the jurisdiction of one Governmental Body to another with respect to the conduct of the Business.

2.12  Tax Matters.

(a)  The Seller (i) has timely paid all Taxes it is required to pay and (ii) has timely filed all required Tax Returns ("Seller Returns") concerning or attributable to the Transferred Assets or the Business and such Seller Returns are true and correct and were completed in accordance with applicable Legal Requirements.

(b)  The Seller has timely paid or withheld with respect to the Seller Employees (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income Taxes and Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(c)  The Seller does not know of any basis for the assertion of any Claim for any liabilities for unpaid Taxes for which the Purchaser would become liable as a result of the transactions contemplated by this Agreement or that would result in any Encumbrance on any of the Transferred Assets.

(d)  There are no Encumbrances with respect to any Taxes upon any of the Transferred Assets, other than with respect to Taxes not yet due and payable.

(e)  To the extent applicable to the Transferred Assets or the Purchaser’s ownership of the Transferred Assets or operation of the Business, the Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Seller, nor has the Seller executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(f)  With respect to the Business, the Seller has no Tax holidays or similar Governmental Body Taxing authority incentives relating or available to the Seller. The Transactions will not have an adverse effect on the availability of any such Tax holiday or incentive prior to the Closing Date. To the extent applicable to the Transferred Assets or the Purchaser’s ownership of the Transferred Assets or operation of the Business, (i) no audit or other examination of any Seller Return is presently in progress, nor has the Seller been notified of any request for such an audit or other examination; (ii) no adjustment relating to any Seller Return has been proposed formally or, to the Knowledge of the Seller, informally by a Governmental Body to the Seller or any representative thereof; and (iii) no Claim is pending by a Governmental Body in a jurisdiction where the Seller does not file Seller Returns that it is or may be subject to taxation by that jurisdiction.

(g)  None of the Transferred Assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, (iii) "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code, (iv) "limited use property" within the meaning of Rev. Proc. 76-30, or (v) subject to Section 168(g)(1)(A) of the Code.

(h)  None of the Assumed Liabilities is an obligation to make a payment that may not be deductible under Section 280G of the Code or that could result in the imposition of additional Taxes under Section 409A of the Code as a result of the transactions contemplated by this Agreement.

2.13  Employee and Labor Matters; Benefit Plans.

(a)  Part 2.13(a) of the Disclosure Schedule sets forth a complete and accurate list of each Transitioning Employee and independent contractor of the Seller that is currently providing services to, the Seller with respect to the Business (including any such individual who is on a leave of absence) who performs services exclusively with respect to the Business. To the extent applicable, Part 2.13(a) of the Disclosure Schedule also sets forth:

(i)  the name, title and date of hire of each individual;

(ii)  each individual's annual base salary and target bonus opportunity as of the date of this Agreement, or, in the case of an independent contractor, the terms of compensation of such independent contractor;

(iii)  each individual's accrued and unused vacation; and

(iv)  in the case of any individual that is an independent contractor, a brief description of such independent contractor's duties and responsibilities to the Seller.

(b)  To the Knowledge of the Seller: (i) no Transitioning Employee intends to terminate his or her employment with the Seller (other than by virtue of the transactions contemplated by this Agreement); (ii) no Transitioning Employee has received an offer to join a business that may be competitive with the Business; and (iii) no Transitioning Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on: (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Seller; or (B) the Business with respect to the Transitioning Employees.

(c)  Except as set forth in Part 2.13(c) of the Disclosure Schedule, with respect to any Transitioning Employee, the Seller is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(d)  There has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Transitioning Employees. There is not now pending, and, to the Knowledge of the Seller, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute with respect to the Business. There are no actions, suits, Claims, labor disputes or grievances pending or, to the Knowledge of the Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Transitioning Employee, including charges of unfair labor practices or discrimination complaints.

(e)  Part 2.13(e) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Seller Employee Plan and each Seller Employee Agreement, in each case as relates to any of the Transitioning Employees.

(f)  With respect to each Seller Employee Plan: (i) such Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in compliance with its terms and the requirements of any and all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA, the Code and the regulations issued thereunder; and (ii) the Seller has in all material respects properly performed all obligations, whether arising by operation of law or contract, required to be performed by any of them in connection with such Plan.

(g)  Neither the Seller nor its ERISA Affiliates have ever maintained, established, sponsored, participated in, or contributed to any Seller Employee Plan that: (i) is subject to Title IV of ERISA; (ii) is a "multiemployer plan" within the meaning of Section 3(37) of ERISA; or (iii) promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under COBRA or other applicable Legal Requirements.

2.14  Environmental Matters. The Seller possesses all permits and other Governmental Authorizations required under applicable Environmental Laws in respect of the Business, and is in material compliance with the terms and conditions thereof. The Seller has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Seller is not in compliance with any Environmental Law with respect to its operation of the Business.

2.15  Insurance. The Seller has in full force and effect insurance policies of the type and in an amount (subject to reasonable deductibles) sufficient to adequately cover the assets, business, equipment, properties and operations related to the Business.

2.16  Related Party Transactions. Except as set forth in Part 2.16 of the Disclosure Schedule, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Seller in the conduct of the Business. For purposes of this Agreement, each of the following shall be deemed to be a "Related Party": (i) each officer or director of the Seller; and (ii) any trust or other Entity (other than the Seller) in which any one of the Persons referred to in clause "(i)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.17  Legal Proceedings; Orders.

(a)  Except as set forth in Part 2.17(a)(i) of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Seller, no Person has threatened in writing to commence any Legal Proceeding: (i) that specifically relates to the Business or the Transferred Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(b)  There is no Order to which the Seller, or any of the Transferred Assets, is subject. To the Knowledge of the Seller, no Transitioning Employee is subject to any Order that prohibits such Transitioning Employee from engaging in or continuing any conduct, activity or practice relating to the Business.

2.18  Authority; Binding Nature of Agreement. The Seller has all requisite power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is a party; and the execution, delivery and performance by the Seller of the Transactional Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state Legal Requirements affecting the rights of creditors. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state Legal Requirements affecting the rights of creditors.

2.19  Non-Contravention; Consents. Except as set forth in Part 2.19 of the Disclosure Schedule, neither (i) the execution, delivery or performance of this Agreement or any of the Transactional Agreements, nor (ii) the consummation of the Transactions will directly or indirectly (with or without notice or lapse of time):

(a)  contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of the Seller, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Seller;

(b)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the assets owned or used by the Seller, is subject;

(c)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Seller or that otherwise relates to the Business or to any of the assets owned or used by the Seller;

(d)  result in the imposition or creation of any Encumbrance upon or with respect to any Transferred Asset;

(e)  result in the disclosure or delivery to any escrow holder or other Person of any source code for any SFEE Software, or the transfer of any material asset of the Seller to any Person;

(f)  result in a breach of any contract or agreement to which Seller is a party or by which its assets may be bound, including without limitation, the Seller Contracts; or

(g)  require the Seller to make any filing with any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other Transactions, or (y) the consummation of the Transactions.

2.20  Financial Advisor. Except with respect to Updata Capital, Inc., the fees of which shall be paid entirely by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

2.21  Sufficiency of Transferred Assets. The Transferred Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary and sufficient to enable the Purchaser to conduct the Business in the manner in which the Business is currently being conducted, provided that the Seller is making no representation or warranty hereby as to the adequacy of the working capital and/or cash available to fund the Business as it will operate following the Closing.

2.22  Marketing Contact and Lead Database Data. Part 1.1(g) of the Disclosure Schedule contains a true and complete listing of all marketing contact and lead database data primarily relating to the Business.

2.23  No Plans to Compete. As of the Closing Date, Seller has no plan or intention to offer any Competing Enterprise Software Product or Service.

3.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants to the Seller as follows:

3.1  Organization and Standing; Certificate and Bylaws. The Purchaser is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Purchaser has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Purchaser is presently qualified to do business as a foreign corporation in good standing in each jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect on the Purchaser’s business as now conducted.

3.2  Corporate Power. The Purchaser will have at the Closing Date all requisite legal and corporate power and authority to execute and deliver that certain Amendment No. 1 to the Purchaser’s Amended and Restated Stockholder Rights Agreement (the "Amendment to the Rights Agreement"), entered into by and among the Purchaser, the Seller and the other parties listed therein, to sell and issue the Stock Consideration to Seller, to issue the shares of the common stock of the Purchaser (the “Common Stock”) issuable upon conversion of the Stock Consideration, and to carry out and perform its obligations under the terms of this Agreement and the Amended and Restated Stockholder Rights Agreement (as amended by the Amendment to the Rights Agreement, the “Amended Rights Agreement”).

3.3  Subsidiaries. Except for CollabNet, Inc. Mauritius, a corporation organized under the laws of Mauritius ("CollabNet Mauritius"), CollabNet International Corp., a Delaware corporation ("CollabNet International"), CollabNet Software Private Limited, an entity organized under the laws of India and a subsidiary of CollabNet Mauritius, CollabNet PTE Ltd., an entity organized under the laws of Singapore and a subsidiary of CollabNet International, and CollabNet Japan Ltd. (KK), an entity organized under the laws of Japan and a subsidiary of CollabNet International, the Purchaser has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

3.4  Capitalization. Immediately prior to the Closing, the authorized capital stock of the Purchaser consists of 160,000,000 shares of Common Stock; 65,482,409 shares of Preferred Stock, of which 40,103,687 shares are designated Series A-1 Preferred Stock, 13,644,945 shares are designated Series B-1 Preferred Stock and 11,733,777 are shares are designated Series C-1. Immediately prior to the Closing, there will be (i) an aggregate of 57,869,306 shares of Common Stock outstanding, (ii) an aggregate of 39,951,204 shares of Series A-1 Preferred Stock outstanding, (iii) an aggregate of 13,644,945 shares of Series B-1 Preferred Stock outstanding (iii) no shares of Series C-1 Preferred outstanding. Immediately prior to the Closing, there are outstanding warrants to purchase 30,000 shares of Common Stock, and outstanding warrants to purchase 152,483 shares of Series A-1 Preferred Stock. The Purchaser’s outstanding shares have been duly authorized and validly issued in compliance with applicable federal and state laws, and are fully paid and nonassessable. The Purchaser has reserved (a) 40,103,687 shares of Common Stock for issuance upon conversion of the Series A-1 Preferred Stock, (b) 13,644,945 shares of Common Stock for issuance upon conversion of the Series B-1 Preferred, (c) 11,733,777 shares of Common Stock for issuance upon conversion of the Series C-1 Preferred, and (d) 41,294,000 shares of its Common Stock for issuance to employees, consultants or directors pursuant to its 1999 Stock Plan, of which options to purchase 13,421,568 shares are currently issued and outstanding and 5,305,799 shares are available for grant, and (d) 182,483 shares of its Common Stock for issuance upon exercise of warrants, including shares of Common Stock issuable upon conversion of preferred stock issued upon exercise of warrants. The Common Stock and the Preferred Stock have the rights, preferences, privileges and restrictions set forth in the Purchaser Charter Amendment. There are no other options, warrants or other rights to purchase or acquire any of the Purchaser’s authorized and unissued capital stock. The consummation of the transactions contemplated by this Agreement will not result in any antidilution adjustment or other similar adjustment to any outstanding shares of the Purchaser’s Preferred Stock.

3.5  Authorization. All corporate action on the part of the Purchaser and its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Transactional Agreements by the Purchaser, the authorization, sale, issuance and delivery of the Stock Consideration, the Common Stock issuable upon conversion of the Stock Consideration, and the performance of all of the Purchaser’s obligations under the Transactional Agreements has been taken or will be taken prior to the Closing. The Transactional Agreements, when executed and delivered by the Purchaser, shall constitute valid and binding obligations of the Purchaser, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, except that the indemnification provisions of Section 2.11 of the Amended Rights Agreement may further be limited by applicable federal or state securities laws. The Stock Consideration, when issued in compliance with the provisions of this Agreement, will be validly issued, will be fully paid and nonassessable, and will have the rights, preferences and privileges described in the Purchaser Charter Amendment; the Common Stock issuable upon conversion of the Stock Consideration has been duly and validly reserved and, when issued in compliance with the provisions of this Agreement and the Purchaser Charter Amendment will be validly issued, and will be fully paid and nonassessable; and the Stock Consideration and the Common Stock issued upon conversion of the Stock Consideration will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Seller; provided, however, that the Stock Consideration, and the Common Stock issuable upon conversion of the Stock Consideration, are subject to restrictions on transfer under state and/or federal securities laws as set forth herein and in the Amended Rights Agreement. Other than as set forth in the Amended Rights Agreement, the Stock Consideration and the Common Stock issuable upon conversion of the Stock Consideration are not subject to any preemptive rights or rights of first refusal.

3.6  Financial Statements. The Purchaser has delivered to the Seller its audited financial statements for the period ended December 31, 2005, its unaudited financial statements for the twelve-month period ended December 31, 2006, as well as for the period from January 1, 2007 to March 31, 2007 (the “Statement Date”). The foregoing financial statements are referred to as the “Financial Statements.” The Financial Statements, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Purchaser as of the Statement Date; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material either individually or in the aggregate), and do not contain all footnotes required under generally accepted accounting principles.

3.7  No Changes. Since the Statement Date, there has not been:

(a)  Any change in the assets, liabilities, financial condition, or operations of the Purchaser, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Purchaser;

(b)  Any resignation or termination of any officer, key employee or group of employees of the Purchaser;

(c)  Any waiver by the Purchaser of a valuable right or of a material debt owed to it;

(d)  Any material change, except in the ordinary course of business, in the contingent obligations of the Purchaser by way of guaranty, endorsement, indemnity, warranty or otherwise;

(e)  Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or financial condition of the Purchaser;

(f)  Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)  Any change in any material agreement to which the Purchaser is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition or operations of the Purchaser;

(h)  Other than licenses to the customers in the ordinary course of business, any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets; or

(i)  Any arrangement or commitment by the Purchaser to do any of the acts described in subsection (a) through (h) above.

3.8  No Undisclosed Liabilities. The Purchaser has not incurred any material liability or expense which individually or in the aggregate (i) has not been adequately reflected in the Financial Statements or (ii) has not arisen in the ordinary course of business consistent with past practices since March 31, 2007.

3.9  Intellectual Property, Trademarks, etc.

(a)  To the Purchaser’s Knowledge, the Purchaser has the right to use, free and clear of all liens, charges, Claims and restrictions, all intellectual property, patents, trademarks, service marks, trade names, copyrights, licenses and rights necessary to the business of the Purchaser as presently conducted (the “Purchaser Intellectual Property”) without any known infringement of the rights of others. The Purchaser has not received any communications alleging that the Purchaser has violated or, by conducting its business as currently conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any person or entity, nor is the Purchaser aware of any basis therefor. The Purchaser is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Purchaser or that would conflict with the Purchaser’s business.

(b)  Each former and current employee of the Purchaser has executed an Employee Proprietary Information Agreement (the “Proprietary Information Agreement”). Each independent contractor or consultant to the Purchaser has either executed a non-disclosure agreement or is subject to confidentiality provisions in the respective agreement with the Purchaser. The Purchaser does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to his or her employment with the Purchaser, which has not otherwise been transferred to the Purchaser.

3.10  Title to Properties and Assets; Liens, etc. The Purchaser has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Purchaser, and which have not arisen otherwise than in the ordinary course of business. The Purchaser is in compliance with the material terms of each real property lease to which it is a party.

3.11  Compliance with Other Instruments, None Burdensome, etc. The Purchaser is not in violation of any term of its Purchaser Charter Amendment or its Bylaws or in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree to which it is a party or by which it is bound, and to the Purchaser’s knowledge, the Purchaser is not in violation of any order, statute, rule or regulation applicable to the Purchaser. The execution, delivery and performance of and compliance with the Transactional Agreements, and the issuance of the Stock Consideration and the Common Stock issuable upon conversion of the Stock Consideration, have not resulted and will not result in any violation of, or conflict with, or constitute a default under, the Purchaser Charter Amendment or the Purchaser’s Bylaws, as amended to date, or any of its agreements, nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser.

3.12  Litigation, etc. There are no actions, suits, proceedings or investigations pending against the Purchaser or its properties or its officers or directors (nor, to the Purchaser’s knowledge, is there any threat thereof) before any court or governmental agency that (i) questions the validity of any of the Transactional Agreements or the right of the Purchaser to enter into any of the Transactional Agreements; (ii) would have a material adverse effect on the Purchaser; or (iii) would change the current equity ownership of the Purchaser.

3.13  Registration Rights. Except as set forth in the Amended Rights Agreement, the Purchaser is not under any contractual obligation to register (as defined in Section 2.2 of the Amended Rights Agreement) any of its presently outstanding securities or any of its securities which may hereafter be issued.

3.14  Governmental Consent, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of the Transactional Agreements or the offer, sale or issuance of the Stock Consideration, and the Common Stock issuable upon conversion of the Stock Consideration, or the consummation of any other transaction contemplated hereby or thereby, except (i) filing of the Purchaser Charter Amendment in the office of the Delaware Secretary of State, and (ii) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Stock Consideration, and the Common Stock issuable upon conversion of the Stock Consideration, under applicable state Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.

3.15  Offering. Subject to the accuracy of the Sellers’ representations in this Agreement, the offer, sale and issuance of the Stock Consideration to be issued in conformity with the terms of this Agreement, and the issuance of the Common Stock to be issued upon conversion of the Stock Consideration, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

3.16  Tax Returns and Payments. The Purchaser has filed timely any tax returns (federal, state or local) required to be filed by it. The Purchaser has not been advised of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Purchaser has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Purchaser has no Knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for. The Purchaser has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. The Purchaser has not elected pursuant to the Code to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code.

3.17  Insurance. The Purchaser has general commercial, product liability, fire and casualty insurance policies with coverage customary for companies similarly situated to the Purchaser.

3.18  Minute Books. The minute books of the Purchaser do not omit any material actions, items or events occurring at any meeting of directors or stockholders since the time of incorporation.

3.19  Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or its affiliates.

3.20  Financing. The Purchaser has sufficient financial resources so as to enable the Purchaser to satisfy its obligations under this Agreement without further recourse to outside financing.

4.  COVENANTS REGARDING EMPLOYMENT MATTERS.

4.1  Employees.

(a)  The Seller will use all reasonable efforts to assist Purchaser with hiring of those Seller Employees selected by Purchaser to be hired by Purchaser in connection with Purchaser's operation of the Business as specifically listed on Part 4.1(a) of the Disclosure Schedule, and Purchaser shall cause all such Transitioning Employees to be credited with full credit for time served at the Seller for the purposes of all benefit plans, including for vacation accrual purposes; provided, however, that any such plans intended to be qualified under Section 401(a) of the Code shall not be required to so credit service other than as provided by the terms of the plan. The Purchaser will also cause all such Transitioning Employees to receive compensation following the Closing as to base salary and bonus opportunity at least as favorable as such employees enjoy with Seller as of the Closing Date and benefits in accordance with Purchaser’s standard benefit plans, as Purchaser shall determine.

(b)  For all periods prior to the Closing Date, in conjunction with the termination of the current Seller Employees who are also Transitioning Employees and have agreed to be employees of the Purchaser upon the Closing, the Seller will pay each such current Seller Employee all wages, severance and any other payments due and owing, and provide each such current Seller Employee who has accrued but unused vacation pay with a payment that constitutes the value of such Seller Employee's accrued but unused vacation pay; provided, however, Purchaser agrees to assume liability for accrued but unused paid time off in the amounts not to exceed the amounts listed on Part 2.13(a) of the Disclosure Schedule of those Transitioning Employees that accept an employment offer of Purchaser and execute an agreement agreeing that such Transitioning Employee's accrued but unused vacation in such amounts shall be rolled over and assigned to and assumed by Purchaser.

(c)  The covenants set forth in this Section 4 are for the sole benefit of the parties to this Agreement and are not intended to confer any rights on third parties. Such covenants do not amend, and shall not be deemed to amend, Purchaser's benefit plans or agreements.

5.  CLOSING DELIVERIES.

5.1 Closing Deliveries of the Purchaser. On or prior to the Closing Date, the Purchaser shall deliver to Seller each of the following documents:

(a)  Transition Services Agreement. The Transition Services Agreement, duly executed by the Purchaser and effective at the Closing.

(b)  Bill of Sale. A Bill of Sale substantially in the form of Exhibit D (the "Bill of Sale"), duly executed by the Purchaser and effective at the Closing.

(c)  Trademark License Agreement. A Trademark License Agreement, in the form of Exhibit E (the "Trademark License Agreement", duly executed by the Purchaser and effective at the Closing.

(d)  Employee Offer Letters. Employment offer letter agreements executed and effective as of the Closing, by the Purchaser and each of the Transitioning Employees.

(e)  Requisite Board and Stockholder Approvals. Documentation evidencing the procurement of the approvals of (i) Purchaser’s board of directors relating to this Agreement, the Transactions, the Charter Amendment and other matters relating hereto, and (ii) Purchaser’s stockholders relating to the Purchaser Charter Amendment.

(f)  Purchaser Charter Amendment. A certified copy of the Purchaser Charter Amendment as filed and in full force and effect with the Secretary of State of the State of Delaware and effective as of the Closing Date.

(g)  Amendment to Rights Agreement. The Amendment to the Rights Agreement, duly executed by the Purchaser and the requisite Purchaser stockholders to validly approve such amendment, which shall be in full force and effect as of the Closing, in form and substance reasonably satisfactory to the Seller, which amendment shall, among other things, (i) make the Seller a party to such agreement, and (ii) provide the Seller with the following rights to be commensurate with such rights of the Purchaser’s existing holders of preferred stock: (i) financial information rights, (ii) piggyback registration rights, (iii) co-sale rights, and (iv) pro-rata participation rights relating to future financing rounds.

(h)  Good Standing Certificates. A certificate issued by (i) the Secretary of State of the State of Delaware and (ii) the Secretary of State of the State of California dated no earlier than one (1) Business Day prior to the Closing Date attesting to the Purchaser’s good standing status in each such state.

(i)  Opinion of Counsel. A legal opinion of Perkins Coie LLP, counsel to the Purchaser, dated as of the Closing Date, relating to the issuance of the Stock Consideration, in form and substance substantially similar to the opinion delivered to the Purchaser’s investors in its Series B-1 preferred stock financing and reasonably satisfactory to the Seller.

(j)  Internal Use License to Seller. An end-user license agreement in the form set forth as Exhibit F hereto (the “Seller Internal Use License”), duly executed by the Purchaser and effective at the Closing.

(k)  Stock Certificate. A stock certificate representing 8,800,333 shares of Purchaser's Series C-1 Preferred Stock.

5.2  Closing Deliveries of the Seller. On or prior to the Closing Date, the Seller shall deliver to Purchaser each of the following documents:

(a)  Transition Services Agreement. The Transition Services Agreement, duly executed by the Seller and effective at the Closing.

(b)  Bill of Sale. The Bill of Sale, duly executed by the Seller and effective at the Closing.

(c)  Trademark License Agreement. The Trademark License Agreement, duly executed by the Seller and effective at the Closing.

(d)  IP Assignments. Recordable assignment agreements with respect to the Registered IP and such bills of sale, endorsements, assignments, business transfer agreements and other documents as may reasonably be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser or an affiliate of the Purchaser good and valid title to such Transferred Assets free and clear of any Encumbrances.

(e)  Third-Party Consent to Assignment. A valid consent to the assignment of Seller’s agreement with Stellent, Inc. to Purchaser, with such consent to be in effect as of the Closing.

(f)  Palamida Audit. Documentation relating to the completion of a Palamida (or equivalent) audit of the SFEE Software code base, with such documentation to be reasonably satisfactory to the Purchaser.

(g)  Lien Release. UCC Termination statements or other documents in form and substance acceptable to Purchaser to evidence the release of all liens on the Transferred Assets, including without limitation the liens describe in Part 2.6 of the Disclosure Schedule.

(h)  Requisite Board Approval. An officer’s certificate of the Seller (signed by its CEO, CFO or Corporate Secretary) attesting to the procurement of the approval of Seller’s board of directors of this Agreement and the Transactions.

(i)  Good Standing Certificates. A certificate issued by (i) the Secretary of State of the State of Delaware and (ii) the Secretary of State of the State of California dated no earlier than one (1) Business Day prior to the Closing Date attesting to the Seller’s good standing status in each such state.

(j)  Acceptances of Employee Offer Letters. Employment offer letter agreements executed and effective as of the Closing, by no fewer than 70% of the persons to whom employee offer letters were provided pursuant to Section 5.1(e).

(k)  Opinion of Counsel. A legal opinion of Wilson, Sonsini, Goodrich & Rosati P.C., counsel to the Seller, dated as of the Closing Date with respect to the corporate power, due authorization, execution, delivery and enforceability of this Agreement to the Purchaser.

6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

6.1  Survival.

(a)  All representations and warranties of the Seller (set forth in Section 2) and of the Purchaser (set forth in Section 3) shall expire on April 24, 2008, provided that for any good-faith claim for indemnification for alleged breach of any such representation or warranty made prior to expiration of such period, such representation or warranty shall survive with respect to any such claim for indemnity made on a timely basis.

(b)  Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Article 6 shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing with respect to breaches of this Agreement by the Seller or the Purchaser. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief, rescission or any other equitable remedy to which such Indemnitee is otherwise entitled.

(c)  Notwithstanding anything to the contrary, the limitations set forth in this Section 6.1 shall not apply in the case of claims based upon fraud or for breaches of Section 7.5 (Covenant Not to Compete).

6.2  Indemnification by the Seller. From and after the Closing (but subject to Section 6.1), the Seller shall hold harmless and indemnify Purchaser from and against, and shall compensate and reimburse Purchaser for, any Damages which are suffered or incurred by Purchaser or to which Purchaser may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(a)  any inaccuracy in or breach of any representation or warranty made by the Seller in Section 2 of this Agreement as of the date of this Agreement;

(b)  any breach of any covenant or obligation of the Seller set forth in this Agreement;

(c)  any Liability of the Seller (including Liabilities pertaining to the Transferred Assets or the ownership and operation of the Business, in each case pertaining to the period prior to the Closing) to which Purchaser becomes subject, other than the Assumed Liabilities; or

(d)  any Liability relating to the matter set forth on Part 6.2(d) of the Disclosure Schedule (the “Specified Claim Liability”), provided, that, notwithstanding anything to the contrary in the foregoing or elsewhere in this agreement, the Seller's indemnification obligations with respect to the Specified Claim Liability shall survive any other scheduled termination of its warranties or indemnification obligations under this agreement.

provided, that except in the case of fraud, Seller's indemnification obligations with respect to the Specified Claim Liability, and except for breaches of Section 7.5 (Covenant not to Compete), and Section 6.2(c), the exclusive method of compensating and reimbursing Purchaser for any such Damages shall be a reduction in the number of Escrowed Shares pursuant to the provisions of Section 6.4 (which Escrowed Shares shall then be returned to Purchaser).

6.3  Indemnification by the Purchaser. From and after the Closing (but subject to Section 6.1), the Purchaser shall hold harmless and indemnify Seller from and against, and shall compensate and reimburse Seller for, any Damages which are suffered or incurred by Seller or to which Seller may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(a)  any inaccuracy in or breach of any representation or warranty made by the Purchaser in Section 3 of this Agreement as of the date of this Agreement;

(b)  any breach of any covenant or obligation of the Purchaser set forth in this Agreement; or

(c)  any Liability to which the Seller may become subject that arises from or relates to any of the Assumed Liabilities.

6.4  Reduction of Escrowed Shares in the Event of Damages Incurred by Purchaser. Except for Damages incurred by Purchaser with respect to the Specified Claim Liability, any Damages incurred by Purchaser that are indemnifiable pursuant to the provisions of Section 6.2 above shall result in a reduction in the number of Escrowed Shares issuable on the Escrow Release Date in a dollar-for-dollar manner (valuing the Escrowed Shares at a per-share value of $0.6984) equal to the amount of such Damages, provided, that any Damages incurred by Purchaser that are indemnifiable pursuant to Section 6.2(b) above and which solely and exclusively relate to a breach by the Seller of the non-competition covenants set forth in Section 7.5 hereof shall result in reduction in the number of Escrowed Shares as set forth in this sentence, or if such breach occurs during the Non-Compete Period after the Escrow Release Date, then such a breach shall result in the Seller forfeiting shares comprising the Stock Consideration (valuing such Stock Consideration at a per-share value of $0.6984) equal to the amount of Damages resulting from such breach.

6.5  Release of Escrowed Shares Upon Escrow Release Date. Provided that no timely claims have been made during the period ending April 24, 2008 for which indemnification is pending, the Escrow Agent shall release and deliver to the Seller, on the Escrow Release Date, a stock certificate in the name of the Seller (which shall have been provided to the Escrow Agent by the Purchaser) for that number of shares of Purchaser’s Series C-1 Preferred Stock equal to (i) the Escrowed Shares minus (ii) any reduction in the number of such shares that shall have occurred since the date of this Agreement pursuant to Section 6.4 as a result of Damages incurred by the Purchaser. If timely claims for indemnification have been made during the period ending April 24, 2008, but have not been resolved by such date, upon resolution of all such indemnification claims, the Escrow Agent shall release and deliver to Seller the remaining portion of the Escrowed Shares. Upon a determination that Purchaser's claim for indemnification is valid, Escrowed Shares having a value equal to the amount of Purchaser's claim (valuing the Escrowed Shares at a per-share value of $0.6984) shall be returned to Purchaser and cancelled on Purchaser's stock ledger.

6.6  Certain Limitations.

(a)  The Seller shall not be required to make any indemnification payment pursuant to Section 6.2 for any inaccuracy in or breach of any representation or warranty until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate. If the total amount of such Damages exceeds $100,000 in the aggregate, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the total amount of such Damages.

(b)  The total amount of Damages which the Purchaser may be entitled to be indemnified against pursuant to Section 6.2  shall be limited in the aggregate to, in the case of the Seller’s indemnification obligations, the Escrowed Shares, provided, that solely with respect to Damages resulting from the Seller’s breach of the non-competition covenants in Section 7.5 hereof, the total amount of Damages which Purchaser may be entitled to be indemnified against shall be limited to the Seller’s forfeiture of the total Stock Consideration.

(c)  The total amount of Damages which the Seller may be entitled to be indemnified against (i) pursuant to Section 6.3(a) shall be limited to $7,500,000, and (ii) pursuant to Section 6.3(b) and 6.3(c), collectively, shall be limited to $3,000,000.

(d)  None of the limitations set forth in Section 6.6(a), 6.6(b) and 6.6(c) shall apply in the case of fraud, or with respect to the Seller's indemnification obligations with respect to any Specified Claim Liability pursuant to Section 6.2(c).

6.7  Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Purchaser or any other Person) (hereinafter an "Indemnitee") with respect to which the Seller or Purchaser (hereinafter an "Indemnitor") may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article VI, the Indemnitor shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own by appointing legal counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense (it being understood that an Indemnitee shall be entitled to withhold consent if the Indemnitor's counsel is subject to a conflict of interest); provided, that:

(a)  the Indemnitor acknowledges and agrees in writing that the Seller Claim is an indemnifiable claim for which the Indemnitor has an indemnification obligation pursuant to this Article VI; and

(b)  if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim if such settlement imposes any obligation on Indemnitee or otherwise would restrict the activities of the Indemnitee, or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claims.

The Indemnitee shall give the Indemnitor prompt notice in writing of the commencement of any such Legal Proceeding against the Indemnitee to which this Article VI would be applicable; provided, however, that any failure on the part of the Indemnitee to so notify the Indemnitor shall not limit any of the obligations of the Indemnitee under Article VI (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If the Indemnitor does not elect to proceed with the defense of any such claim or Legal Proceeding or does not do so in accordance with the terms of this Section 6.7, the Indemnitee may proceed with the defense of such claim or Legal Proceeding with counsel selected by Indemnitee, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitor, and the Indemnitor shall reasonably cooperate with the Indemnitee, as applicable, by providing copies of records and information that are reasonably relevant to such Legal Proceeding; provided, however, that if the Indemnitee has acknowledged its liability to provide indemnity, but has not exercised its right to control the defense, the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim if such settlement imposes any obligation on the Indemnitor or otherwise would restrict the activities of the Indemnitor, or if such settlement does not expressly and unconditionally release the Indemnitor from all liabilities and obligations with respect to such claims.

6.8  Indemnification Claims.

(a)  If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article VI, such Indemnitee may deliver a notice to the Indemnitor (any such notice being referred to as a "Notice of Indemnification Claim," and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an "Indemnification Claim"), which shall (i) state that such Indemnitee believes that that there is or has been a possible inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Article VI, (ii) contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a possible inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed, and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the "Claimed Amount").

(b)  In the event that the Indemnitee has delivered a Notice of Indemnification Claim to the Indemnitor, the Indemnitor shall have ten (10) days to deliver a written objection to the Claimed Amount set forth in the Notice of Indemnification Claim. If the Indemnitor timely delivers such a written objection to the Indemnitee, the Indemnitee and the Indemnitor shall use commercially reasonable efforts to resolve any such objections, but if a final resolution is not obtained within thirty (30) days after the Indemnitor has submitted its objections, the Indemnitee and the Indemnitor shall submit the matter to non-binding mediation pursuant to Section 8.6 hereto. If the Indemnitor does not deliver a written objection within such time period, the Indemnitee shall be entitled at such time to any amounts due and payable pursuant to such Claimed Amount in accordance with this Article VI.

7.  CERTAIN POST-CLOSING COVENANTS.

7.1  Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser's affiliates and representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Transferred Assets. In addition, upon Purchaser's reasonable request and in furtherance of the license grant contained Section 2.9(n) hereto, Seller shall deliver to Purchaser such software or other assets that were not included in and that do not otherwise constitute Transferred Assets but that are otherwise necessary for the Business to be conducted in the manner in which it is currently being conducted as of the Closing Date.

7.2  Customer Referrals. For a period of thirty (30) months from the Closing Date, Seller shall forward to Purchaser (i) all customer inquiries unrelated to SourceForge.net but related to the Business, including SCM and Subversion related tools that form part of the SFEE Software; and (ii) online customer inquiries unrelated to SourceForge.net but that pertain to software development tools and software development services that come through Seller’s established “general inquiry” channels and that do not specifically identify any product sold by another customer of Seller’s media services.

7.3  Publicity. On the Closing Date, the parties shall issue a joint press release announcing the Transactions. Thereafter, any press release concerning the Transactions issued by either party must be substantially consistent in all material respects with the joint press release described above; provided, however, that the Seller may issue press releases concerning any of the Transactions as required by applicable laws without the consent of the Purchaser, including securities laws and the regulations of the Nasdaq Global Market. All other communications concerning the Transactions must not be inconsistent with the joint press release.

7.4  Tax Cooperation.

(a)  The Purchaser and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any Claim, suit or Legal Proceeding relating to any Tax Return.

(b)  The Seller and Purchaser agree to adopt the standard procedure for reporting wages and other compensation under Revenue Procedure 2004-53.

7.5  Non-Competition.

(a)  For a period of thirty (30) months after the Closing Date (the “Non-Compete Period”), Seller will not make the SF.net Code that is not derived from code license under an OSI-approved license (the “Closed Source SF.net Code”) generally available to the public nor shall it distribute the Closed Source SF.net Code under an open source, shareware or other similar human-readable code license; provided however that the foregoing restriction shall not apply to portions of the SF.net Code that have previously been made available in source code form prior to the date of signing of the Agreement.

(b)  During the Non-Compete Period, neither the Seller nor any of the Seller Affiliates shall, directly or indirectly, offer any product or service to a third person or entity that would constitute a Competing Enterprise Software Product or Service.

(c)  During the Non-Compete Period, Seller will not provide Subversion support, Subversion training and Subversion services directly to third parties unless such support, training or services are related to the products and services currently known as SourceForge.net (including successor versions) (collectively, “SourceForge.net”). Notwithstanding the foregoing, Purchaser acknowledges that: (i) Seller currently provides a Subversion offering available to all current and future projects hosted on SourceForge.net; (ii) nothing in the Definitive Agreement shall restrict Seller’s ability to offer Subversion support, Subversion training and Subversion services in connection with all current and future projects hosted on SourceForge.net; (iii) Seller intends to offer a SourceForge.net Marketplace, which may permit third parties to offer Subversion support, Subversion training and Subversion services to other third parties; and (iv) and nothing in the Definitive Agreement shall restrict Seller’s ability to: (A) permit third parties to offer Subversion support, Subversion training and Subversion services to other third parties via the SourceForge.net Marketplace, and (B) derive financial benefit therefrom. For purposes of this Section 7.5, “Subversion” shall mean the open source application for revision control, also commonly referred to as SVN, that is designed specifically to be a modern replacement for the Concurrent Versions System (CVS).  SVN and CVS keep track of all work and all changes in a set of files, typically the implementation of a software project, and allow several (potentially widely separated) developers to collaborate. SVN is licensed under the Subversion License, an Apache/BSD-style license.

(d)  Notwithstanding any other provision of this Agreement, the Seller shall have the right to use and exploit Seller Residuals for any purpose that is not otherwise in violation of this Section 7.5. For purposes of this Section 7.5, "Seller Residuals" shall mean ideas, information and understandings retained in the unaided memory of the Seller’s employees and contractors as a result of their prior access to, review, evaluation, or testing of information within SFEE.

(e)  Notwithstanding any other provisions of this Agreement, the Purchaser shall have the right to use and exploit Purchaser Residuals for any purpose that is not otherwise in violation of this Section 7.5. For purposes of this Section 7.5, "Purchaser Residuals" shall mean ideas, information and understandings retained in the unaided memory of the Purchaser’s employees and contractors (including the Transitioning Employees) as a result of their access to, review, evaluation or testing of information of the Seller during their period of employment with or as a contractor to the Seller.

(f)  The provisions of the foregoing Sections 7.5(a), 7.5(b) and 7.5(c) shall automatically terminate and cease to have effect upon Seller undergoing a Business Combination. For purposes of this Section 7.5, “Business Combination” shall mean the closing of (A) a merger of Seller with any third-party entity; or (B) an acquisition of Seller by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, tender offer, reorganization or merger) other than a transaction or series of transactions in which the holders of the voting securities of the Seller outstanding immediately prior to such transaction continue to retain more than sixty percent (60%) of the total voting power represented by the voting securities of the Seller or such surviving entity outstanding immediately after such transaction or series of transactions, or (C) a sale of all or substantially all of the assets of the Seller.

7.6  Nonsolicitation.

(a)  For a period of thirty (30) months after the Closing Date, the Seller will not, directly or indirectly, either for itself or any other Person, (i) solicit or attempt to induce any employee of Purchaser to leave the employ of Purchaser, (ii) in any way interfere with the relationship between the Purchaser and any employee of the Purchaser or (iii) induce or attempt to induce any customer, supplier, licensee, or business relation of the Business to cease doing business with the Business, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Business.

(b)  For a period of thirty (30) months after the Closing Date, the Purchaser will not, directly or indirectly, either for itself or any other Person, (i) solicit or attempt to induce any employee of the Seller to leave the employ of the Seller or (ii) interfere with the relationship between the Seller and any employee of the Seller.

7.7  Assignment of Reseller, Consultant and Business Partner Agreements. Seller agrees to cooperate with Purchaser during the thirty (30) day period after the Closing Date to either (i) provide an effective assignment of all reseller, consultant or other business partner agreements previously disclosed to Purchaser and included in Part 1.1(d) of the Disclosure Schedule, or (ii) terminate such agreements, all as specified by, and to the reasonable satisfaction of Purchaser.

7.8  Payment of Certain License Fees. Seller agrees to reimburse Purchaser for those fees incurred by Purchaser in an amount equal to $40,000 to enable Purchaser to acquire the Red Hat licenses currently used by Seller for those servers being transferred to Purchaser as part of the Transferred Assets. The parties agree that such amount of $40,000 shall be set-off at the Closing against the cash payment required to be made by Purchaser to Seller pursuant to Section 1.3(a)(i) hereof.

8.  MISCELLANEOUS PROVISIONS.

8.1  Fees and Expenses.

(a)  The Seller shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by, on behalf of or for the benefit of, the Seller in connection with: (i) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (ii) the consummation and performance by the Seller of the Transactions; and (iii) the fee payable to Updata Capital, Inc.

(b)  The Purchaser shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by, or on behalf or for the benefit of, the Purchaser in connection with: (i) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (ii) the consummation and performance by the Purchaser of the Transactions.

8.2  Attorneys' Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.3  Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. California time on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. California time on the day sent by facsimile); or (d) the third business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Purchaser:

CollabNet, Inc.
8000 Marina Blvd., Suite 600
Brisbane, CA 94005
Attention: President
Facsimile: (650) 228-2571

with a copy to:

Perkins Coie LLP
101 Jefferson Drive
Menlo Park, California 94025
Attn: Edward Wes, Esq.
Facsimile: (650) 838-4350

If to the Seller:

VA Software Corporation
46939 Bayside Parkway
Fremont, CA 94538
Attention: Chief Financial Officer/General Counsel
Facsimile: (510) 687-7081

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: David Segre, Esq.
Facsimile: (650) 493-6811

8.4  Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.5  Counterparts and Exchanges by Electronic Transmission or Fax. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or fax shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.6  Governing Law; Non-Binding Mediation; Venue.

(a)  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b)  Except as otherwise provided in this Agreement, all disputes arising under this Agreement or any other document referenced in this Agreement shall be settled by non-binding mediation; provided, however, that this Section 8.6 shall not preclude any party from seeking injunctive relief in a court of competent jurisdiction. Non-binding mediation shall be held in San Francisco, California under the auspices of the American Arbitration Association (the "AAA") pursuant to the Mediation Procedures of the AAA, and shall be by one mediator, independent of the parties to this Agreement, selected from a list provided by the AAA in accordance with such Commercial Arbitration Rules. The mediator shall make his or her decision in writing at the earliest convenient date. The decision of the mediator shall be non-binding on the parties to this Agreement. The fees and expenses of the mediation shall be paid by the party that does not prevail in such mediation.

(c)  Each party hereto irrevocably and unconditionally: (a) agrees that any action arising out of this Agreement not otherwise resolved through use of the mediation procedures set forth in Section 8.6(b) may be brought in any court of general jurisdiction in the County of San Mateo, California; (b) in such event, consents to the jurisdiction or any such court in any such action; and (c) in such event, waives any objection which such party may have to the laying of venue of any such action in any such court.

8.7  Successors and Assigns; Parties in Interest.

(a)  This Agreement shall be binding upon: the Seller and its successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Purchaser; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing.

(b)  After the Closing Date, the Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 7), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person; provided, however, that the Purchaser shall remain liable for all of its obligations under this Agreement.

(c)  The Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Purchaser's prior written consent.

(d)  None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing: (i) no employee of the Seller shall have any rights under any of the Transactional Agreements; and (ii) no creditor of the Seller shall have any rights under any of the Transactional Agreements.

8.8  Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each party agrees that: (a) in the event of any breach or threatened breach by any other party of any covenant, obligation or other provision set forth in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) no Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

8.9  Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.10  Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

8.11  Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

8.12  Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

8.13  Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the first or principal numbered and lettered section of this Agreement to which such disclosure relates. However, because a particular disclosure may apply to multiple sections of this Agreement, all sections contained herein permitting such disclosure, and the information disclosed in the Disclosure Schedule shall be deemed disclosed under and incorporated into any section thereof where it is readily apparent on its face without reference to underlying source documents that such disclosure applied to such section. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein shall have the meanings ascribed to them in this Agreement.

8.14  Construction.

(a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

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The parties to this Asset Purchase Agreement have caused this Asset Purchase Agreement to be executed and delivered as of the date first written above.

COLLABNET, INC.
a Delaware corporation

By: /S/ WILLIAM PORTELLI
Name: William Portelli
Title: CEO

VA SOFTWARE CORPORATION,
a Delaware corporation

By: /S/ ALI JENAB
Name: Ali Jenab
Title: President & CEO

ASSET PURCHASE AGREEMENT

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A), in each case, with respect to the Business, the following terms shall have the following respective meanings:

Agreement. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Business Day. "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

Claim. "Claim" shall mean and include all past, present and future disputes, claims, controversies, demands, actions and causes of action of every kind and nature, including: (a) any unknown, unsuspected or undisclosed claim; and (b) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

COBRA. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

Competing Enterprise Software Product. "Competing Enterprise Software Product" means a product or service that incorporates (i) the SF.net Code existing as of the Closing Date, or (ii) subsequent derivatives of the SF.net Code incorporating all or a substantial part of the SF.net Code existing as of the Closing Date, that is licensed or otherwise distributed or sold: (A) for installation by Seller or Seller’s intermediary on any end customer’s internal hardware servers (i.e., behind the firewall), or (B) for installation by Seller or Seller’s intermediary upon third party hardware servers from which the software is made available solely to any end customers, in each of subclauses (A) and (B) above for such end customers’ use. In all events subclause (B) above shall exclude installing, and the Seller shall not be limited or restricted from installing, software upon third party hardware servers or using third party hardware servers in connection with arrangements pursuant to which the Seller contracts with third parties to host software, including production software used to run Seller’s websites, or provide other related services on the Seller’s behalf.

Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, subcontract, lease, license, warranty, insurance policy, benefit plan or legally binding commitment of any nature.

Damages. "Damages" shall include any loss, damage, injury, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature. Notwithstanding the foregoing definition, the term "Damages" shall in no event include consequential, incidental or special damages, or amounts recoverable as lost profits or based on a multiple of earnings.

Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Seller and prepared in accordance with Section 8.13 of the Agreement.

Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, trust, equitable interest, preference, right of possession, lease, tenancy, encroachment, interference, order, proxy, option, right of first refusal, preemptive right, community property interest or imperfection of title, except for Encumbrances for Taxes not yet due and payable, and such imperfections in title and Encumbrances that do not materially detract from value. In no event shall “Encumbrance” include licenses granted under Intellectual Property Rights.

End User License. "End User License" shall mean an end user license to SFEE Software granted by the Seller.

Entity. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, Seller, firm or other enterprise, association, organization or entity.

Environmental Law. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution, worker safety, exposure of any individual to Materials of Environmental Concern or to the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Release Date. "Escrow Release Date" shall mean April 24, 2008.

GAAP. "GAAP" shall mean generally accepted accounting principles in the United States.

Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, or body and any court or other tribunal).

Indebtedness. "Indebtedness" shall mean as applied to any Person (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all Liabilities under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (f) any Liability of such Person in respect of banker's acceptances or letters of credit, (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clause (a), (b), (c), (d), (e) or (f) above, and (h) all indebtedness referred to in clause (a), (b), (c), (d), (e), (f) or (g) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

Intellectual Property. "Intellectual Property" shall mean algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web pages, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), but in all events excluding Intellectual Property Rights.

Intellectual Property Rights. "Intellectual Property Rights" shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and (g) reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(f)" above.

IRS. "IRS" shall mean the United States Internal Revenue Service.

Knowledge. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact. The Seller shall be deemed to have "Knowledge" of a particular fact or other matter if any current officer of the Seller or Ali Jenab, Patricia Morris, Jay Seirmarco, Rich Segina, Darryll Dewan and/or Ken Mugrage has Knowledge of such fact or other matter. Any other Entity shall be deemed to have "Knowledge" of a particular fact or other matter if any director or officer of such Entity has Knowledge of such fact or other matter.

Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. "Legal Requirement" shall mean shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

Marketing Contracts. "Marketing Contracts" shall mean those Contract identified in Part 1.1(f) of the Disclosure Schedule.

Material Adverse Effect. A violation or other matter will be deemed to have or result in a "Material Adverse Effect" if such violation or other matter could, or could reasonably be expected to, have or result in a material adverse effect on any of the Transferred Assets, any of the Assumed Liabilities, the ability of the Seller to consummate the Transactions on a timely basis or on the business, operations, financial performance or prospects of the Business, taken together as a whole.

Materials of Environmental Concern. "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Order. "Order" shall mean any order, writ, injunction, judgment or decree.

Person. "Person" shall mean any individual, Entity or Governmental Body.

Personal Data. "Personal Data" shall mean a natural person's name, street address, telephone number, e-mail address, photograph, social security number, driver's license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Purchaser Charter Amendment. “Purchaser Charter Amendment” shall mean the requisite amendment to the Purchaser’s certificate of incorporation in order to effect the creation of a new series of Series C-1 Preferred Stock in an amount of authorized shares to comprise the Stock Consideration.

Registered IP. "Registered IP" shall mean all Intellectual Property Rights within the Transferred Assets that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks, any renewals, extensions, combinations, divisions, and reissues thereof, and all applications for any of the foregoing.

Seller Contract. "Seller Contract" shall mean any Contract, in each case, primarily related to the Business: (a) to which the Seller is a party; (b) by which the Seller or any of its assets is or may become bound or under which the Seller has, or may become subject to, any obligation; or (c) under which the Seller has or may acquire any right or interest, but excluding Seller IP Contracts.

Seller Employee. "Seller Employee" shall mean any Person who is an employee, director or consultant of or to the Seller and who works primarily in the Business as of immediately prior to the Closing.

Seller Employee Agreement. "Seller Employee Agreement" shall mean any management, employment, severance, change in control, transaction bonus, consulting, relocation, repatriation or expatriation agreement or other Contract between the Seller and any Seller Employee, other than any such Contract that is terminable "at will" and without any obligation on the part of the Seller to make any payments or provide any benefits in connection with termination of such Contract.

Seller Employee Plan. "Seller Employee Plan" shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, pension, retirement, profit sharing, severance, termination pay, deferred compensation, performance awards, equity incentive, stock or stock-related awards, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance, health, medical, vision, dental or other fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by the Seller for the benefit of any Seller Employee, or with respect to which the Seller has or may have any liability or obligation; provided, however, that a Seller Employee Agreement shall not be considered a "Seller Employee Plan."

Seller IP. "Seller IP" shall mean all Intellectual Property Rights owned by Seller and embodied in any item set forth in Part 1.1(c) of the Disclosure Schedule.

Seller IP Contract. "Seller IP Contract" shall mean any Contract, in each case, primarily related to the Business, including, without limitation, End User Licenses, pursuant to which the Seller is or was a party or by which the Seller is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right within the Transferred Assets or any Intellectual Property within the Transferred Assets developed by, with or for the Seller.

Seller Technology. "Seller Technology" shall mean all Intellectual Property owned by Seller and set forth in Part 1.1(c) of the Disclosure Schedule.

Seller Web Site. "Seller Web Site" shall mean any public or private website or web pages set forth in Part 1.1(c) of the Disclosure Schedule.

SFEE Business Report. "SFEE Business Report" means that certain SourceForge Bookings, Revenue and Deferred Revenue Summary dated January 31, 2007 previously provided to the Purchaser.

SFEE Software. "SFEE Software" means version 4.x of the SourceForge Enterprise Edition software product, including but not limited to the behind-the-firewall and hosted versions thereof and all derivatives and modifications thereof.

SF.net Code. “SF.net Code” means all or substantially all of the source code for Seller’s web site www.sourceforge.net.

Tax. "Tax" shall mean any tax (including, but not limited to, any income tax, franchise tax, service tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, addition, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or any liability or obligation to with respect to the foregoing by virtue of any Contract or otherwise.

Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Third-Party Software. "Third-Party Software" means software commercially available from a party other than the Seller, excluding any Open Source Software licenses.

Transactional Agreements. "Transactional Agreements" shall mean: (a) this Agreement; (b) the Transition Services Agreement; (c) the Amendment to the Rights Agreement; (d) the Trademark License Agreement; (e) Assumption Agreement; (f) the Bill of Sale; (g) the Seller Internal Use License; and (h) all other bills of sale, assignments and other agreements delivered or to be delivered in connection with the Transactions.

Transactions. "Transactions" shall mean: (a) the execution and delivery of the respective Transactional Agreements; and (b) all of the transactions contemplated by the respective Transactional Agreements, including, but not limited to: (i) the sale of the Transferred Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser in accordance with the Agreement and the Assumption Agreement; and (iii) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.

Transitioning Employee. "Transitioning Employee" shall mean any employee of the Seller who accepts an employment offer made by the Purchaser or any affiliate of the Purchaser during the Pre-Closing Period or otherwise becomes an employee of the Purchaser or any affiliate of the Purchaser during the Pre-Closing Period or as of the Closing.

User Data. "User Data" shall mean any Personal Data or other data or information exclusively related to the Business and collected by or on behalf of the Seller.

Exhibit B

Terms and conditions relating to Media Access

B-1

Exhibit C

FORM OF TRANSITION SERVICES AGREEMENT

C-1

Exhibit D

FORM OF BILL OF SALE

D-1

Exhibit E

FORM OF TRADEMARK LICENSE AGREEMENT

E-1

Exhibit F

Seller Internal Use License

F-1

Exhibits

Exhibit A	-Certain Definitions
Exhibit B	-Media Access Services Terms and Conditions
Exhibit C	-Form of Transition Services Agreement
Exhibit D	-Form of Bill of Sale
Exhibit E	-Form of Trademark License Agreement
Exhibit F	-Seller Internal Use License